EXHIBIT 5.1

Michael E. Tenta T: +1 650 843 5636 mtenta@cooley.com

February 3, 2021

Sensei Biotherapeutics, Inc.

1405 Research Blvd, Suite 125

Rockville, MD 20850

Ladies and Gentlemen:

You have requested our opinion, as counsel to Sensei Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an underwritten public offering of up to 1,282,309 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”). The Registration Statement incorporates by reference the Registration Statement on Form S-1, as amended (File No. 333-252138), which was declared effective on February 3, 2021 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (i) the Registration Statement, the Prior Registration Statement and the Prospectus, (ii) the Company’s Third Amended and Restated Certificate of Incorporation and Bylaws, each as currently in effect, (iii) the Company’s Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Prior Registration Statement, and the Company’s Amended and Restated Bylaws, filed as Exhibit 3.4 to the Prior Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statement and (iv) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all person other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Prior Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta

Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com